Exhibit 99.1

Bio-Path Holdings to Present at the 2022 American Association for Cancer Research Annual Meeting

HOUSTON—March 8, 2022 – Bio-Path Holdings, Inc., (NASDAQ: BPTH), a biotechnology company leveraging its proprietary DNAbilize™ liposomal delivery and antisense technology to develop a portfolio of targeted nucleic acid cancer drugs, today announced an upcoming poster presentation at the 2022 American Association for Cancer Research (AACR) Annual Meeting, taking place in Atlanta, GA on April 8-13, 2022.

Dr. Maria Gagliardi, a Research Scientist at Bio-Path Holdings, will discuss pre-clinical studies of BP1003 (liposomal STAT3 antisense) in combination with paclitaxel or fluorouracil as a potential treatment against breast and ovarian cancer cells.

Details for the poster presentation are as follows:

Date: April 12, 2022

Presentation Time: 1:30-5 pm Eastern Time

Session: Experimental and Molecular Therapeutics

Abstract Number: 3285

Title: Targeting STAT3 with novel liposome-incorporated antisense oligonucleotide technology enhances the efficacy of paclitaxel (taxol) or 5-fluorouracil (5-FU) in breast and ovarian cancer cells

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company developing DNAbilize®, a novel technology that has yielded a pipeline of RNAi nanoparticle drugs that can be administered with a simple intravenous transfusion. Bio-Path’s lead product candidate, prexigebersen (BP1001, targeting the Grb2 protein), is in a Phase 2 study for blood cancers and prexigebersen-A, a drug product modification of prexigebersen, has been cleared by the FDA and Phase 1 studies in solid tumors will commence in 2022. The Company’s second product BP1002, which targets the Bcl-2 protein, is being evaluated for the treatment of blood cancers and solid tumors, including lymphoma and acute myeloid leukemia. In addition, an IND is expected to be filed for BP1003, a novel liposome-incorporated STAT3 antisense oligodeoxynucleotide developed by Bio-Path as a specific inhibitor of STAT3, in 2022.

For more information, please visit the Company's website at http://www.biopathholdings.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the impact, risks and uncertainties related to COVID-19 and actions taken by governmental authorities or others in connection therewith, Bio-Path’s ability to raise needed additional capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such data, limited patient populations of early stage clinical studies and the possibility that results from later stage clinical trials with much larger patient populations may not be consistent with earlier stage clinical trials, and such other risks which are identified in Bio-Path's most recent Annual Report on Form 10- K, in any subsequent quarterly reports on Form 10-Q and in other reports that Bio-Path files with the Securities and Exchange Commission from time to time. These documents are available on request from Bio-Path Holdings or at www.sec.gov. Bio-Path disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

Investors

Will O’Connor

Stern Investor Relations, Inc.

212-362-1200

will@sternir.com

Doug Morris

Investor Relations

Bio-Path Holdings, Inc.

832-742-1369